Exhibit 99
FIRST NIAGARA FINANCIAL GROUP
401(k) PLAN
Financial Statements as of
December 31, 2009 and 2008
And
Supplemental Schedule
Together with
Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Qualified Retirement Plans Committee of
First Niagara Financial Group, Inc.:
We have audited the accompanying statements of net assets available for benefits of the First Niagara Financial Group 401(k) Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held at End of Year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
Bonadio & Co., LLP
June 24, 2010
Williamsville, NY

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS

Investments, at fair value:
Mutual funds	$72,473,708	$50,576,715
First Niagara Financial Group, Inc. common stock	27,103,092	28,672,046
Common/collective trust fund	4,813,771	2,976,129
Participant loans	2,667,520	2,018,877
Money market account	3,027,983	3,928,316

Total investments	110,086,074	88,172,083

Receivables:
Employer contribution receivable	—	125,571
Employee contribution receivable	7,559	208,709
Other receivables	380	—

Total receivables	7,939	334,280

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	$110,094,013	$88,506,363

Adjustment from fair value to contract value for interest in common/collective trust fund relating to fully benefit-responsive investment contracts	(22,693)	(11,977)

NET ASSETS AVAILABLE FOR BENEFITS	$110,071,320	$88,494,386

The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

ADDITIONS
Employee contributions	$7,445,138	$6,327,552
Employer contributions	4,284,473	3,473,700
Rollover contributions	3,442,306	253,220
Interest and dividend income	2,358,535	1,265,323
Net appreciation (depreciation) in fair value of investments, including realized gains and losses on sales	8,048,773	(14,372,339)

Total additions	25,579,225	(3,052,544)

DEDUCTIONS
Distributions to participants	3,874,645	7,966,181
Administrative expenses	127,646	43,643

Total deductions	4,002,291	8,009,824

Net increase (decrease)	21,576,934	(11,062,368)

NET ASSETS AVAILABLE FOR BENEFITS — beginning of year	88,494,386	99,556,754

NET ASSETS AVAILABLE FOR BENEFITS — end of year	$110,071,320	$88,494,386

The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
1.	DESCRIPTION OF PLAN
The following description of the First Niagara Financial Group 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code. The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (FNFG) (collectively, the Company). It is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.
Effective January 1, 2009, the assets of the Plan were transferred to and are maintained by Charles Schwab Trust Company, (Schwab) as Trustee and Milliman, Inc as recordkeeper for the Plan. At December 31, 2008, the assets of the Plan were maintained by First Niagara Bank as Trustee and Fidelity Brokerage Services, LLC (Fidelity) as custodian, and First Niagara Risk Management d/b/a First Niagara Benefits Consulting was the recordkeeper for the Plan. First Niagara Risk Management is a subsidiary of First Niagara Bank.
In September 2009, the Company acquired 57 branch locations in Western Pennsylvania from National City Bank (NatCity). In accordance with the Plan, upon completion of the acquisition, former NatCity employees retained by the Company were eligible to participate in the Plan and were credited for their years of service with NatCity.
Broker commissions associated with investment transactions and investment management fees are paid by the Plan. Administrative fees not paid by the Plan are paid by the Company.
Eligibility
All employees who have completed three months of service, as defined in the Plan, have attained the age of 21 and who are not represented by a collective bargaining unit are eligible to participate in the Plan.
Contributions
Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to the annual limitations provided by the Internal Revenue Code. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional “catch-up” contribution. This contribution was limited to $5,500 and $5,000 in 2009 and 2008, respectively. The “catch-up” contribution is not subject to the employer matching contribution.
Effective January 1, 2009, safe harbor provisions were adopted by the Plan, for which eligible participants shall be allocated a safe harbor match in an amount equal to 100% of the first 4% of compensation plus 50% of the next 2% of compensation deferred by a participant, up to a total of 5% of compensation.

1.	DESCRIPTION OF PLAN (Continued)
Contributions (Continued)
Prior to January 1, 2009, the Company contributed a matching contribution to those participating employees who have elected to make employee contributions. The matching contribution is equal to 100% of an employee’s contribution up to 2% of the employee’s compensation (as defined in the Plan), plus 75% of an employee’s contribution between 2% and 6% of the employee’s compensation. Matching contributions for an employee shall not be more than 5% of the employee’s compensation in a Plan year.
The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2009 and 2008. Participants may also rollover amounts representing distributions from other qualified defined benefit or defined contribution plans.
Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.
Participant Accounts
Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Company’s contributions, (b) Plan earnings and losses, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting
All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Effective January 1, 2009, eligible participants receiving a safe harbor matching contribution shall be 100% vested in those contributions. For employer matching contributions made prior to January 1, 2009 and employer discretionary contributions, vesting will remain the same as follows:

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%
Loans to Participants
Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Loan terms range from one to five years or up to 15 years for the purchase of a principal residence. The loans are collateralized by the participant’s account and bear interest at the rates available for comparable loans from commercial lending institutions. Principal and interest is paid ratably through payroll deductions.
Forfeited Accounts
Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer’s future contributions. During 2009 and 2008, forfeitures used to reduce employer contributions amounted to $61,013 and $162,007, respectively. Unused forfeited account balances were $107,102 and $110,648 at December 31, 2009 and 2008, respectively.

1.	DESCRIPTION OF PLAN (Continued)
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.
Payment of Benefits
Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals under prescribed circumstances, up to the value of vested contributions to their account.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
Current accounting guidance requires that fully benefit-responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of net assets available for benefits of a defined contribution plan that is attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.
The Plan invests in investment contracts through a common/collective trust and, as required by current accounting guidance, presents the fair value of the investment in common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts in the Statement of Net Assets Available for Benefits. The Statement of Changes in Net Assets Available for Benefits is presented on a contract value basis.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Investment Valuation and Income Recognition
The Plan’s assets are invested in various investments through Schwab, the plan custodian. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.
Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Payment of Benefits
Benefits are recorded when paid.
Risks and Uncertainties
The Plan’s assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.
Reclassification
In order to facilitate comparison of financial information, certain amounts reported in the prior year have been reclassified to conform with the current year presentation.
3.	FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy priorities these inputs into the following three levels:
Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.
Level 2 Inputs - Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs - Unobservable inputs for determining the fair value of the asset or liability and are based on the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

3.	FAIR VALUE MEASUREMENTS (Continued)
The following table summarizes our assets measured at fair value on a recurring basis at December 31, 2009:

	Level 1	Level 2	Level 3	Total

Mutual funds:
Vanguard 500 Index	$13,363,738	$—	$—	$13,363,738
Vanguard Short-Term Bond Index	7,914,698	—	—	7,914,698
Vanguard Total Intl Stock Index	7,535,647	—	—	7,535,647
Oakmark Equity & Income I	7,032,272	—	—	7,032,272
Vanguard Target Retirement 2025	5,895,715	—	—	5,895,715
Vanguard Target Retirement 2035	4,781,440	—	—	4,781,440
Royce Pennsylvania Mutual Invmt	4,700,536	—	—	4,700,536
Vanguard Mid Cap Index	4,681,663	—	—	4,681,663
Vanguard Target Retirement 2015	2,735,569	—	—	2,735,569
Vanguard Long-Term Bond Index	2,423,351	—	—	2,423,351
PIMCO Total Return Admin	2,406,290	—	—	2,406,290
Vanguard Target Retirement 2045	2,372,163	—	—	2,372,163
Growth Fund of America R4	1,669,123	—	—	1,669,123
Vanguard Target Retirement Income	1,576,781	—	—	1,576,781
Allianz NFJ Dividend Value Admin	893,069	—	—	893,069
Vanguard Target Retirement 2020	635,213	—	—	635,213
Perkins Mid Cap Value T	556,040	—	—	556,040
Janus Enterprise T	417,490	—	—	417,490
Columbia Acorn Z	311,357	—	—	311,357
Vanguard Target Retirement 2030	226,398	—	—	226,398
Columbia Small Cap Value I Z	220,230	—	—	220,230
Vanguard Target Retirement 2040	118,539	—	—	118,539
Fidelity Balanced	4,519	—	—	4,519
Bridgeway Ultra-Small Company Market	1,867	—	—	1,867
FNFG common stock	27,103,092	—	—	27,103,092
Common/collective trust fund	—	4,813,771	—	4,813,771
Money market accounts	3,027,983	—	—	3,027,983
Participant loans	—	—	2,667,520	2,667,520

	$102,604,783	$4,813,771	$2,667,520	$110,086,074

The fair value of the mutual funds, FNFG common stock, and money market accounts are estimated using unadjusted quoted prices for identical assets in active markets.  The underlying assets owned by the common/collective trust fund consist primarily of guaranteed investment contracts. While the majority of the common/collective trust fund’s investments are valued using Level 1 inputs, the fair value of the Plan’s interest in the fund is determined using Level 2 inputs. Participant loans are valued at their outstanding balances, an unobservable input, which approximates fair value.

3.	FAIR VALUE MEASUREMENTS (Continued)
The following table summarizes our assets measured at fair value on a recurring basis at December 31, 2008:

	Level 1	Level 2	Level 3	Total

Mutual funds	$50,576,715	$—	$—	$50,576,715
FNFG common stock	28,672,046	—	—	28,672,046
Common/collective trust fund	—	2,976,129	—	2,976,129
Money market accounts	3,928,316	—	—	3,928,316
Participant loans	—	—	2,018,877	2,018,877

	$83,177,077	$2,976,129	$2,018,877	$88,172,083

The table listed below provides a reconciliation of the beginning and ending balances for the Plan’s assets measured at fair value and classified as Level 3 for the years ended December 31, 2009 and 2008.

Fair Value Measurements Using Unobservable Inputs (Level 3)	Participant Loans

Balance as of January 1, 2009	$2,018,877
Issuances, repayments and settlements, net	648,643

Balance as of December 31, 2009	$2,667,520

Fair Value Measurements Using Unobservable Inputs (Level 3)	Participant Loans

Balance as of January 1, 2008	$1,939,077
Issuances, repayments and settlements, net	79,800

Balance as of December 31, 2008	$2,018,877

4.	INVESTMENTS
Beginning January 1, 2009, contributions to the Plan are invested under a service agreement with Schwab as trustee. Prior to January 1, 2009, contributions to the Plan were invested under a service agreement with First Niagara Bank as trustee and Fidelity as custodian. Plan participants may allocate their funds among one or more of the following investment accounts:
•
Allianz NFJ Dividend Value Admin Fund — A mutual fund that seeks growth of capital and income. It invests a large portion of its net assets in common stocks and other equity securities of companies that are expected to pay dividends.

•
Schwab Retirement Advantage Money Fund — A money market fund that seeks the highest current income along with the consistent stability of capital and liquidity. The fund invests in high-quality short-term money market investments.

•
Bridgeway Ultra-Small Company Market Fund — A mutual fund that seeks to provide a long-term total return of capital primarily through capital appreciation. It is comprised mainly of ultra-small company stocks.

•	Perkins Mid Cap Value Fund — A mutual fund that seeks capital appreciation. The Fund invests primarily in common stocks selected for their capital appreciation potential.

4.	INVESTMENTS (Continued)
•
Columbia Acorn Z Fund — A mutual fund that seeks to provide a long-term return of capital mainly though capital appreciation. The fund invests a majority of its net assets in the common stock of small- and mid-sized companies.

•
Growth Fund of America R4 — A mutual fund that seeks to provide you with growth of capital. The fund invests primarily in common stocks and seeks to invest in companies that appear to offer superior opportunities of growth in capital.

•
Janus Enterprise T Fund — A mutual fund that seeks long-term capital growth, consistent with preservation of capital and balanced by current income. It normally invests in equity securities selected for growth and income potential and fixed income senior securities.

•
Oakmark Equity & Income I Fund — A mutual fund that seeks income, preservation, and growth in capital. It invests a large portion of its total assets in common stock and U.S. government and debt securities.

•
Royce Pennsylvania Mutual Investment Fund — A mutual fund that seeks a long-term growth of capital. It invests the Fund’s assets primarily in the equity securities of small-cap and micro-cap companies.

•
PIMCO Total Return Admin Fund — A mutual fund that seeks maximum total return, consistent with preservation of capital. It’s comprised of bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

•
Vanguard Short-Term Bond Index Fund — The fund seeks to track the performance of a broad, market-weighted bond index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. All of the fund’s investments will be selected through the sampling process, and the majority of the fund’s assets will be invested in bonds held in the index.

•
Morley Stable Value Fund — The fund seeks low volatility, stable principal value, and consistent returns on a component of their retirement investments. It invests in low-risk, moderate yield investments.

•
Vanguard Total International Stock Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in Europe, the Pacific region, and emerging markets countries. It is comprised of investments in three other Vanguard funds — the Vanguard European Stock Index Fund, the Vanguard Pacific Stock Index Fund, and Vanguard Emerging Markets Stock Index Fund.

•
Vanguard Short Term Bond Fund — A mutual fund that seeks to track the performance of a market-weighted bond index with a short-term dollar-weighted average maturity. It consists of medium and larger issues of U.S. government, investment grade corporate, and investment grade international dollar-denominated bonds that have maturities between one and five years and are publicly traded.

•	Vanguard 500 Index Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks.
•	Vanguard Mid Cap Index Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks.

4.	INVESTMENTS (Continued)
•
Fidelity Balanced Fund — A mutual fund that seeks income and capital growth consistent with reasonable risk. It is comprised of stocks and other equity securities, bonds, debt securities, and fixed income senior securities.

•
Vanguard Long-Term Bond Fund — A mutual fund which seeks to track the performance of a market-weighted bond index with a long term dollar-weighted average maturity. It consists of medium and larger issues of U.S. government, investment grade corporate, and investment grade international dollar-denominated bonds that have maturities greater than 10 years and are publicly traded.

•
Vanguard Target Retirement 2015 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2015.

•
Vanguard Target Retirement 2020 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2020.

•
Vanguard Target Retirement 2025 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2025.

•
Vanguard Target Retirement 2030 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2030.

•
Vanguard Target Retirement 2035 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2035.

•
Vanguard Target Retirement 2040 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2040.

•
Vanguard Target Retirement 2045 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2045.

•	Vanguard Target Retirement Income Fund — A mutual fund which seeks to provide current income and some capital appreciation. It consists of investments in other Vanguard mutual funds.
Participants may also invest in First Niagara Financial Group, Inc. common stock (party-in-interest).

4.	INVESTMENTS (Continued)
At December 31, 2009 and 2008, the fair values of investments that represent 5% or more of the Plan’s net assets were as follows:

	2009	2008

Vanguard 500 Index Fund	$13,363,738	$10,700,214
Vanguard Short Term Bond Fund	7,914,698	7,319,145
Vanguard Total International Fund	7,535,647	4,429,448
Oakmark Equity Income Fund	7,032,272	—
Vanguard Target Retirement 2025 Fund	5,895,715	4,947,350
Fidelity Balanced Fund	—	5,815,519
FNFG common stock	27,103,092	28,672,046
Net appreciation (depreciation) in fair value of investments, including realized gains (losses) on investments sold during the years ended December 31, 2009 and 2008 are as follows:

	2009	2008

Mutual funds	$11,580,197	$(21,674,801)
FNFG common stock	(3,614,609)	7,314,439
Common/collective trust fund	83,185	(11,977)

	$8,048,773	$(14,372,339)

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	2009	2008

Net assets available for benefits per the financial statements	$110,071,320	$88,494,386

Adjustment from contract value to fair value	22,693	11,977

Net assets available for benefits per Form 5500	$110,094,013	$88,506,363

The following is a reconciliation of changes in net assets available for benefits per the financial statements to the Form 5500:

	2009	2008

Net increase(decrease) in net assets per financial statements	$21,576,934	$(11,062,368)

Adjustment from contract value to fair value	10,716	11,977

Net increase(decrease) in net assets per Form 5500	$21,587,650	$(11,050,391)

6.	TAX STATUS
The Internal Revenue Service has determined and informed the company by letter dated May 5, 2003, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the Code). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.
The Plan files the Annual Return/Report of Employee Benefit Plan (Form 5500) in the U.S. federal jurisdiction.  The Plan is no longer subject to U.S. federal tax examinations for years before 2006.
7.	PARTY IN INTEREST TRANSACTIONS
Dividend income earned on FNFG common stock totaled $1,034,295 and $1,003,567 for the years ended December 31, 2009 and 2008, respectively.
8.	SUBSEQUENT EVENTS
On January 22, 2010 the shareholders of Harleysville National Corporation (Harleysville) approved a merger of Harleysville with and into the Company. The merger was completed in April 2010, at which time Harleysville employees retained by the Company became eligible to participant in the Plan, in accordance with the Plan documents, and were credited for their years of service with Harleysville.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2009

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		Money Market Accounts:
*	Charles Schwab Trust Co.	Schwab Retirement Advantage Money	$3,027,983

		Common/Collective Trust Fund:
	Principal Funds Distributor, Inc.	Morley Stable Value Fund	4,813,771

		Mutual Funds:
	The Vanguard Group	Vanguard 500 Index Fund	13,363,738
	The Vanguard Group	Vanguard Short-Term Bond Index	7,914,698
	The Vanguard Group	Vanguard Total Intl Stock Index	7,535,647
	The Oakmark Funds	Oakmark Equity & Income I	7,032,272
	The Vanguard Group	Vanguard Target Retirement 2025	5,895,715
	The Vanguard Group	Vanguard Target Retirement 2035	4,781,440
	Royce Fund Services, Inc.	Royce Pennsylvania Mutual Invmt	4,700,536
	The Vanguard Group	Vanguard Mid Cap Index	4,681,663
	The Vanguard Group	Vanguard Target Retirement 2015	2,735,569
	The Vanguard Group	Vanguard Long-Term Bond Index	2,423,351
	Allianz Global Investors Distributors LLC	PIMCO Total Return Admin	2,406,290
	The Vanguard Group	Vanguard Target Retirement 2045	2,372,163
	American Funds Distributors	Growth Fund of America R4	1,669,123
	The Vanguard Group	Vanguard Target Retirement Income	1,576,781
	Allianz Global Investors Distributors LLC	Allianz NFJ Dividend Value Admin	893,069
	The Vanguard Group	Vanguard Target Retirement 2020	635,213
	Janus Distributors LLC	Perkins Mid Cap Value T	556,040
	Janus Distributors LLC	Janus Enterprise T	417,490
	Columbia Management Investment Distributors, Inc.	Columbia Acorn Z	311,357
	The Vanguard Group	Vanguard Target Retirement 2030	226,398
	Columbia Management Investment Distributors, Inc.	Columbia Small Cap Value I Z	220,230
	The Vanguard Group	Vanguard Target Retirement 2040	118,539
	Fidelity Distributors Corporation	Fidelity Balanced	4,519
	Foreside Fund Services, LLC	Bridgeway Ultra-Small Company Market	1,867

			72,473,708

*	First Niagara Financial Group, Inc.	Common Stock	27,103,092

*	Participant Loans	Interest rates range from 4.00% to 10.25%	2,667,520

			$110,086,074

* Denotes party-in-interest